Exhibit 5.1

[LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]

Client: 03896-00049

March 28, 2016

Atmos Energy Corporation

1800 Three Lincoln Centre

5430 LBJ Freeway

Dallas, Texas 75240

Re:	Atmos Energy Corporation

Registration Statement on Form S-3 (File No. 333-210424)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3, File No. 333-210424, (the “Registration Statement”), of Atmos Energy Corporation, a corporation incorporated under the laws of Texas and Virginia (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of shares of the Company’s common stock, no par value per share (the “Common Stock”), having an aggregate offering price to the public of up to $200,000,000 (the “Shares”). The Shares will be issued pursuant to that certain Equity Distribution Agreement dated as of March 1, 2016 (the “Equity Distribution Agreement”) among the Company and the Managers named therein.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen Common Stock certificates and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued against payment therefor in accordance with the Equity Distribution Agreement, will be validly issued, fully paid and non-assessable.

March 28, 2016

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. The effectiveness of the Registration Statement under the Securities Act will not have been terminated or rescinded.

B. We render no opinion herein as to matters involving any laws other than the Texas For Profit Corporation Law. This opinion is limited to the effect of the current state of the Texas For Profit Corporation Law and the facts as they currently exist. We express no opinion regarding any federal or state laws or regulations related to the regulation of utilities. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

C. We note that the Company is incorporated in the State of Texas and in the Commonwealth of Virginia and that you are receiving an opinion of Virginia counsel as to matters relating to Virginia law.

D. All offers and sales of the Shares will (i) comply with the minimum offering price limitation and (ii) be completed on or prior to the “Offering Deadline,” each as set forth in the authorization of the offering and sale of the Shares by the Company’s Board of Directors.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP